EXHIBIT 5.1

[HUGHES & LUCE, L.L.P. LETTERHEAD]

November 11, 2003

Perot Systems Corporation
2300 West Plano Parkway
Plano, Texas 75075

Ladies and Gentlemen:

     We have acted as special counsel to Perot Systems Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 15,000,000 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Common Stock”), as described in the Shelf Registration Statement of the Company on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission.

     We have examined a copy of the Registration Statement (including the exhibits thereto). In addition, we have examined, and have relied as to matters of fact upon, the originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such other and further investigations, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents.

     Based on the foregoing, we are of the opinion that the Common Stock, when issued and delivered against receipt by the Company of the agreed consideration therefor, will be validly issued, fully paid and nonassessable, provided that each such issuance is duly authorized by the Board of Directors of the Company, or a duly authorized committee thereof, for consideration (not less than the par value of the Common Stock) fixed by the Board of Directors of the Company, or committee thereof, and determined to be adequate.

     We do not express any opinion herein concerning any law other than the General Corporation Law of the State of Delaware.

     We consent to the reference to this firm as having passed on the validity of such shares of Common Stock under the caption “Legal Matters” in the prospectus that constitutes a part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

     We also hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement.

Very truly yours,

/S/ HUGHES & LUCE, L.L.P.